UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2010

OMNI ENERGY SERVICES CORP.

(Exact name of registrant as specified in its charter)

LOUISIANA	0-23383	72-1395273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

(Address of principal executive offices) (Zip Code)

(337) 896-6664

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Matters.

On August 25, 2010, OMNI Energy Services Corp. (the “Company”) received a standard notification from the NASDAQ Stock Market (the “NASDAQ”) as a result of the Company’s failure to file the Company’s Form 10-Q for the period ended June 30, 2010 (“Form 10-Q”) as required under NASDAQ’s Rule 5250(c)(1). The Company issued a press release on August 31, 2010 disclosing its receipt of the notification from NASDAQ pursuant to Rule 5810(b). A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Company timely filed a Form 12b-25 with the Securities and Exchange Commission on August 17, 2010 disclosing that the Company is unable to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 without unreasonable effort or expense. As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2010, the Audit Committee of the Board of Directors of the Company, with the assistance of management, determined that certain of its previous financial statements must be amended. Because of the time required to complete the amended financial statements, the Company has been unable to complete the preparation of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. The Company is also working to complete its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The Company plans to file the Forms 10-Q for the quarters ended March 31 and June 30, 2010 as soon as practicable after the review of its financial statements for the quarters ended March 31 and June 30, 2010 by the Company’s independent registered public accountants. The Company is in the process of completing a plan to regain compliance with the NASDAQ rules for submission to NASDAQ prior to the November 15, 2010 deadline.

Item 9.01	Financial Statements and Exhibits

99.1 Press Release issued by the Company on August 31, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNI ENERGY SERVICES CORP.
Dated: August 31, 2010

	By:	/s/ Ronald D. Mogel
Senior Vice President and Chief Financial Officer